Exhibit 99.1

HFF, Inc. reports second quarter 2017 financial and transaction production results

DALLAS, TX – July 27, 2017 - HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the second quarter of 2017. Based on transaction volume, HFF is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Second Quarter 2017 Highlights

•	Revenue was $137.4 million, a 16.7% increase year-over-year.

•	Net income was $19.5 million, as compared to $15.8 million in the prior year period.

•	Net income per diluted share grew 19.5% to $0.49, as compared to $0.41 in the prior year period.

•	Adjusted EBITDA improved 17.4% to $32.9 million versus $28.0 million in the prior year period.

First Six Months of 2017 Highlights

•	Revenue was $276.2 million, a 17.4% increase year-over-year.

•	Net income was $39.1 million, as compared to $29.7 million in the prior year period.

•	Net income per diluted share increased 28.6% to $0.99, as compared to $0.77 during the prior year period.

•	Adjusted EBITDA grew 23.9% to $65.3 million compared to $52.7 million in the prior year period.

“We are pleased with the Company’s second quarter and first six months of 2017 results which were driven primarily by increased volumes in our debt business. We believe the combination of our unique partnership culture, the synergies and diversification afforded by our capital markets centric business model, our strong balance sheet, and the strategic investments we continue to make enable us to add value and provide best in class services to our clients while positioning the Company for future growth,” said Mark Gibson, chief executive officer of HFF.

HFF reports second quarter 2017 financial results

Results for the Second Quarter Ended June 30, 2017

The Company’s revenues grew 16.7% to $137.4 million for the second quarter of 2017, which represents an increase of $19.7 million compared to the second quarter of 2016. The Company generated operating income of $19.4 million during the second quarter of 2017, an increase of $1.8 million, or 10.3% when compared to the second quarter of 2016. This increase in operating income is primarily due to the 16.7% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 81 associates during the last twelve months, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, grew 49.2% to $13.0 million in the second quarter of 2017, compared to $8.7 million in the second quarter of 2016. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights.

The Company reported net income for the quarter ended June 30, 2017 of $19.5 million, an increase of approximately $3.6 million, or 22.8%, when compared to net income of $15.8 million for the quarter ended June 30, 2016. For the quarter ended June 30, 2017, net income per diluted share was $0.49 compared to $0.41 for the second quarter of 2016.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the second quarter of 2017 grew 17.4% to $32.9 million, compared to $28.0 million in the second quarter of 2016. The Adjusted EBITDA margin for the second quarter of 2017 was 23.9%, a 10 basis point increase compared to the Adjusted EBITDA margin of 23.8% in the second quarter of 2016.

Results for the Six Months Ended June 30, 2017

The Company reported revenues of $276.2 million for the six months ended June 30, 2017, which represents an increase of $41.0 million, or 17.4% compared to revenues for the first six months of 2016 of $235.2 million. The Company generated operating income of $40.2 million during the first half of 2017, an increase of $5.8 million, or 17.0% when compared to operating income of $34.3 million for the first half of 2016. This increase in operating income is primarily due to the 17.4% increase in revenues which was partially offset by (i) increases in the Company’s compensation-related costs and expenses associated with

HFF reports second quarter 2017 financial results

the net growth in headcount of 81 associates during the last twelve months, (ii) an increase in non-cash stock compensation and (iii) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, totaled $23.8 million for the six months ended June 30, 2017 compared to $15.1 million for the six months ended June 30, 2016. This increase is primarily a result of higher income from the valuation of the Company’s mortgage servicing rights.

The Company reported net income for the six month period ended June 30, 2017 of $39.1 million, an increase of approximately $9.4 million, or 31.6%, when compared to net income of $29.7 million for the six month period ended June 30, 2016. For the six month period ended June 30, 2017, net income per diluted share was $0.99, or a 28.6% increase when compared to $0.77 for the six month period ended June 30, 2016.

Adjusted EBITDA for the six month period ended June 30, 2017 was $65.3 million, which represents an increase of $12.6 million, or 23.9%, when compared to $52.7 million in the comparable period in 2016. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income. The Adjusted EBITDA margin for the six month period ended June 30, 2017 was 23.6%, a 120 basis point increase, compared to an Adjusted EBITDA margin of 22.4% in the comparable period in 2016.

HFF reports second quarter 2017 financial results

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Jun. 30,		For the Six Months Ended Jun. 30,
	2017	2016	2017	2016
Revenue	$137,364	$117,665	$276,170	$235,195

Operating expenses:
Cost of services	79,290	66,486	159,421	134,988
Operating, administrative and other	34,645	30,701	68,889	60,319
Depreciation and amortization	4,032	2,893	7,699	5,562

Total expenses	117,967	100,080	236,009	200,869

Operating income	19,397	17,585	40,161	34,326

Interest and other income, net	13,042	8,739	23,836	15,056
Interest expense	(5)	(11)	(12)	(24)
(Increase) decrease in payable under the tax receivable agreement	—	—	—	—

Income before income taxes	32,434	26,313	63,985	49,358

Income tax expense	12,972	10,467	24,867	19,636

Net income	$19,462	$15,846	$39,118	$29,722

Earnings per share - basic	$0.50	$0.41	$1.01	$0.78
Earnings per share - diluted	$0.49	$0.41	$0.99	$0.77
Weighted average shares outstanding - basic	38,694,339	38,263,657	38,616,920	38,215,246
Weighted average shares outstanding - diluted	39,487,689	38,961,753	39,327,455	38,667,842

Adjusted EBITDA	$32,850	$27,977	$65,307	$52,693

HFF reports second quarter 2017 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended June 30,
By Platform	2017		2016		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$12,404,275	335	$8,453,176	305	$3,951,099	46.7%	30	9.8%
Investment Sales	6,724,135	162	7,371,967	177	(647,832)	-8.8%	(15)	-8.5%
Equity Placement	2,124,261	36	1,183,172	39	941,089	79.5%	(3)	-7.7%
Loan Sales	100,429	8	70,285	7	30,144	42.9%	1	14.3%

Total Transaction Volume	$21,353,100	541	$17,078,600	528	$4,274,500	25.0%	13	2.5%

Average Transaction Size	$39,470		$32,346		$7,124	22.0%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,355,300		$3,369,300		$(1,014,000)	-30.1%
Loan Servicing Portfolio Balance	$62,166,805	2,847	$54,709,241	2,758	$7,457,564	13.6%	89	3.2%

Production volumes for the second quarter of 2017 totaled approximately $21.4 billion on 541 transactions representing a 25.0% increase in production volume and a 2.5% increase in the number of transactions when compared to the production volumes of approximately $17.1 billion on 528 transactions for the second quarter of 2016. The average transaction size for the second quarter of 2017 was $39.5 million, which is approximately 22.0% higher than the comparable figure of approximately $32.3 million for the second quarter of 2016.

•	Debt Placement production volume was approximately $12.4 billion in the second quarter of 2017, representing an increase of 46.7% from the second quarter of 2016 volume of approximately $8.5 billion.

•	Investment Sales production volume declined 8.8% to approximately $6.7 billion in the second quarter of 2017 from the second quarter of 2016 volume of approximately $7.4 billion.

HFF reports second quarter 2017 financial results

•	Equity Placement production volume was approximately $2.1 billion in the second quarter of 2017, an increase of 79.5% over the second quarter of 2016 volume of approximately $1.2 billion.

•	Loan Sales production volume was approximately $100.4 million for the second quarter of 2017, an increase of 42.9% from the $70.3 million of volume in second quarter 2016.

•	At the end of the second quarter of 2017, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged was approximately $2.4 billion compared to approximately $3.4 billion at the end of the second quarter of 2016, representing a 30.1% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $62.2 billion at the end of the second quarter of 2017, representing an increase of approximately $7.5 billion, or 13.6%, from $54.7 billion at the end of the second quarter of 2016.

Six Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Six Months Ended June 30,
By Platform	2017		2016		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$23,611,099	663	$17,961,724	604	$5,649,375	31.5%	59	9.8%
Investment Sales	15,369,470	338	15,593,804	352	(224,334)	-1.4%	(14)	-4.0%
Equity Placement	3,487,674	62	1,816,448	74	1,671,226	92.0%	(12)	-16.2%
Loan Sales	114,704	9	360,732	12	(246,028)	-68.2%	(3)	-25.0%

Total Transaction Volume	$42,582,947	1,072	$35,732,708	1,042	$6,850,239	19.2%	30	2.9%

Average Transaction Size	$39,723		$34,292		$5,430	15.8%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,355,300		$3,369,300		$(1,014,000)	-30.1%
Loan Servicing Portfolio Balance	$62,166,805	2,847	$54,709,241	2,758	$7,457,564	13.6%	89	3.2%

Production volumes for the six months ended June 30, 2017 totaled approximately $42.6 billion on 1,072 transactions, representing a 19.2% increase in production volume and a 2.9% increase in the number of transactions when compared to the production volumes of approximately $35.7 billion on 1,042 transactions for the comparable period in 2016. The average transaction size for the six months ended June 30, 2017 was $39.7 million, which is approximately 15.8% higher than the comparable figure of approximately $34.3 million for the six months ended June 30, 2016.

HFF reports second quarter 2017 financial results

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 944 associates as of June 30, 2017, which represents a net increase of 81, or 9.4%, over the comparable total of 863 associates as of June 30, 2016. HFF’s total number of capital markets advisors was 357 as of June 30, 2017, which represents a net increase of 46, or 14.8% over the comparable total of 311 capital markets advisors as of June 30, 2016. Over the past twelve months, the Company continued to add capital markets advisors to existing lines of business and product specialties through the promotion and recruitment of associates in 18 of the Company’s 24 offices.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter 2017 financial results on July 27, 2017 at 6:00 p.m. Eastern Time. To listen, participants should dial 844-420-8188 (U.S. callers) or 478-219-0768 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 48767751. A replay will become available after 9:00 p.m. Eastern Time on July 27, 2017 and will continue through August 3, 2017, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering participant code 48767751.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on July 27, 2017 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports second quarter 2017 financial results

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P., HFF Real Estate Limited, HFF Securities L.P. and HFF Securities Limited, HFF operates out of 24 offices and is one of the leading and largest full-service commercial real estate financial intermediaries, providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated capital markets platform including debt placement, investment sales, equity placement, funds marketing, M&A and corporate advisory, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract capital markets advisors; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2017 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$201,778	$235,582
Accounts receivable, receivable from affiliate and prepaids	22,417	16,213
Mortgage notes receivable	760,096	290,933
Property, plant and equipment, net	15,703	15,837
Deferred tax asset, net	99,511	112,557
Intangible assets, net	53,655	40,326
Other noncurrent assets	10,408	5,211

Total assets	$1,163,568	$716,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$757,311	$290,980
Accrued compensation, accounts payable and other current liabilities	61,609	65,553
Long-term debt (includes current portion)	453	707
Deferred rent credit and other liabilities	10,936	11,485
Payable under the tax receivable agreement	111,392	111,392

Total liabilities	941,701	480,117
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,575,652 and 38,091,123 shares outstanding, respectively	387	385
Additional paid in capital	135,791	132,513
Accumulated other comprehensive loss	(37)	—
Treasury stock	(5,002)	(11,477)
Retained earnings	90,728	115,121

Total equity	221,867	236,542

Total liabilities and stockholders’ equity	$1,163,568	$716,659

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of

HFF reports second quarter 2017 financial results

income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

HFF reports second quarter 2017 financial results

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and six months ended June 30, 2017 and 2016:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$19,462	$15,846	$39,118	$29,722
Add:
Interest expense	5	11	12	24
Income tax expense	12,972	10,467	24,867	19,636
Depreciation and amortization	4,032	2,893	7,699	5,562
Stock-based compensation (a)	4,846	3,197	8,752	6,036
Valuation of mortgage servicing rights	(8,467)	(4,437)	(15,141)	(8,287)
Increase (decrease) in payable under the tax receivable agreement	—	—	—	—

Adjusted EBITDA	$32,850	$27,977	$65,307	$52,693

(a)	Amounts do not reflect expense associated with the stock component of estimated incentive payouts under the Company’s firm profit participation plan, office profit participation plans and executive bonus plan that are anticipated to be paid in respect of the applicable year. Such expense is recorded as incentive compensation expense within personnel expenses in the Company’s consolidated statements of income during the year to which the expense relates. Following the award, if any, of the related incentive payout, the stock component expense is reclassified as stock compensation costs within personnel expenses. See Note 2 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and six months ended June 30, 2017 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its firm profit participation plan, office profit participation plans and executive bonus plan. See Note 3 to the Company’s consolidated financial statements included in the quarterly report on Form 10-Q for the three and six months ended June 30, 2017 to be filed with the Securities and Exchange Commission for further information regarding the Company’s accounting policies relating to its stock compensation.

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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